NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2017 SECOND QUARTER RESULTS

NEW YORK, NEW YORK (July 7, 2017) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported total revenue for the three months ended May 31, 2017 (the “2017 second quarter”) of $18,087,000, as compared to total revenue of $6,524,000 for the three months ended May 31, 2016 (the “2016 second quarter”) and total revenue for the six months ended May 31, 2017 (the “2017 six month period”) of $25,066,000 as compared to total revenue of $13,206,000 for the six months ended May 31, 2016 (the “2016 six month period”). Total revenue for the 2017 second quarter and 2017 six month period included revenue from property sales of $10,755,000. Total revenue for the 2016 second quarter and 2016 six month period included the reversal of previously recorded revenue from property sales of ($278,000) reflecting an adjustment to the cumulative amount of revenue recognized on a property sale being accounted for under the percentage of completion method.

For the 2017 second quarter, Griffin reported net income of $4,727,000 and basic and diluted net income per share of $0.95 and $0.94, respectively, as compared to a net loss of ($379,000) and a basic and diluted net loss per share of ($0.07) for the 2016 second quarter. For the 2017 six month period, Griffin reported net income of $3,788,000 and basic and diluted net income per share of $0.75, as compared to a net loss of ($714,000) and a basic and diluted net loss per share of ($0.14) for the 2016 six month period.

Griffin’s net income in the 2017 second quarter and 2017 six month period, as compared to the net losses in the 2016 second quarter and 2016 six month period, was principally due to a pretax gain of $7,975,000 on the sale of approximately 67 acres of undeveloped land (the “2017 Phoenix Crossing Land Sale”) in Phoenix Crossing, an approximately 268 acre business park master planned by Griffin that straddles the town line between Windsor and Bloomfield, Connecticut. The net cash proceeds from the 2017 Phoenix Crossing Land Sale were placed in escrow at closing and used in the previously reported acquisition in early June 2017 of an approximately 277,000 square foot industrial/warehouse building in Concord, North Carolina, Griffin’s first property in the greater Charlotte area.

In addition to the substantial gain from property sales, profit from leasing activities (which Griffin defines as rental revenue less operating expenses of rental properties) increased to $5,128,000 and $9,622,000 in the 2017 second quarter and 2017 six month period, respectively, from $4,810,000 and $9,326,000 in the 2016 second quarter and 2016 six month period, respectively. The increase in profit from leasing activities in the 2017 second quarter and 2017 six month period versus the comparable periods in fiscal 2016 was driven by increases in rental revenue of $530,000 and $827,000 in the 2017 second quarter and 2017 six month period, respectively, over the comparable 2016 periods. The increases in rental revenue reflect more space under lease in the 2017 second quarter and 2017 six month period as compared to the 2016 second quarter and 2016 six month period, respectively, including a new approximately 252,000 square foot industrial building, 5210 Jaindl Boulevard (“5210 Jaindl”) in the Lehigh Valley of Pennsylvania that was completed and fully leased in the second half of fiscal 2016. Griffin’s space under lease also increased in the first half of fiscal 2017 from two new leases aggregating approximately 104,000 square feet of industrial/warehouse space in New England Tradeport (“NE Tradeport”), Griffin’s industrial park in Windsor and East Granby, Connecticut, partially offset by a lease for approximately 12,000 square feet of office/flex space that expired in the 2017 six month period. Rental revenue from the two new NE Tradeport leases started in the latter part of the 2017 second quarter. Had the new leases been in effect for the entire 2017 second quarter and the lease expiration been effective at the start of the 2017 second quarter, rental revenue and profit from leasing activities would each have been approximately $200,000 higher than the amounts stated above. Partially offsetting the increases in rental revenue from more space under lease in the 2017 second quarter and 2017 six month period was an increase in operating expenses of rental properties in the 2017 second quarter and 2017 six month period versus the comparable 2016 periods principally due to operating expenses of 5210 Jaindl and, for the 2017 six month period, higher snow removal expenses.

Partially offsetting the gain from property sales and increase in profit from leasing activities in the 2017 second quarter and 2017 six month period over the comparable 2016 periods were increases in depreciation and amortization expense, general and administrative expenses and interest expense. The increases in depreciation and amortization expense in the 2017 second quarter and 2017 six month period principally reflected the effect of 5210 Jaindl being completed and placed in service in the second half of fiscal 2016. The increases in general and administrative expenses in the 2017 second quarter and 2017 six month period principally reflected the write-off of costs related to a potential purchase of undeveloped land that was not completed, and for the 2017 six month period, an increase in expenses related Griffin’s non-qualified deferred compensation plan. The increase in interest expense in the 2017 second quarter and 2017 six month period principally reflected no interest capitalized in the 2017 second quarter and 2017 six month period and an increase in mortgage loans outstanding in the 2017 second quarter and 2017 six month period over the comparable 2016 periods. The increase in mortgage loans principally reflects the financing of 5210 Jaindl in the second half of fiscal 2016 and a new mortgage loan on two previously unleveraged NE Tradeport buildings that became fully leased in the 2017 six month period.

As of May 31, 2017, Griffin’s portfolio of rental properties included thirty-three buildings aggregating approximately 3,297,000 square feet that was 96% leased as compared to thirty-two buildings aggregating approximately 3,045,000 square feet that was 91% leased as of May 31, 2016. The increase in Griffin’s portfolio as of May 31, 2017 over May 31, 2016 reflects the completion of 5210 Jaindl. As of May 31, 2017, Griffin’s sixteen industrial/warehouse buildings in the Hartford, Connecticut area and five industrial/warehouse buildings in the Lehigh Valley aggregated approximately 2,864,000 square feet and were essentially fully leased. Griffin’s office/flex space of approximately 433,000 square feet was 71% leased as of May 31, 2017. Including the newly acquired North Carolina industrial/warehouse building, Griffin’s portfolio is now approximately 3,574,000 square feet, with approximately 3,362,000 square feet (94%) leased.

 Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The forward-looking statements disclosed herein, are based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin. Griffin’s actual results could differ materially from those expressed or implied in these forward-looking statements as a result of various important factors, including those set forth in Item 1A under the heading “Risk Factors” in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016 and Griffin’s other reports filed with the Securities and Exchange Commission. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Industrial Realty, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016
Rental revenue (1)	$7,332	$6,802	$14,311	$13,484
Revenue from property sales (2)	10,755	(278)	10,755	(278)
Total revenue	18,087	6,524	25,066	13,206

Operating expenses of rental properties (1)	2,204	1,992	4,689	4,158
Depreciation and amortization expense	2,386	2,169	4,736	4,314
Costs related to property sales	2,660	—	2,660	—
General and administrative expenses	2,166	2,093	4,396	3,660
Total expenses	9,416	6,254	16,481	12,132

Operating income	8,671	270	8,585	1,074

Interest expense (3)	(1,444)	(1,062)	(2,757)	(2,153)
Gain on sale of assets	—	122	—	122
Investment income	53	55	62	62
Income (loss) before income tax (provision) benefit	7,280	(615)	5,890	(895)
Income tax (provision) benefit	(2,553)	236	(2,102)	181
Net income (loss)	$4,727	$(379)	$3,788	$(714)

Basic net income (loss) per common share	$0.95	$(0.07)	$0.75	$(0.14)

Diluted net income (loss) per common share	$0.94	$(0.07)	$0.75	$(0.14)

Weighted average common shares outstanding for computation of basic per share results	5,001	5,150	5,020	5,151

Weighted average common shares outstanding for computation of diluted per share results	5,023	5,150	5,043	5,151

(1) Profit from leasing activities:

	For the Three Months Ended		For the Six Months Ended
	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016
Rental revenue	$7,332	$6,802	$14,311	$13,484
Operating expenses of rental properties	2,204	1,992	4,689	4,158
Profit from leasing activities	$5,128	$4,810	$9,622	$9,326

(2) Revenue from property sales in the three months and six months ended May 31, 2017 includes $10,250 from the 2017 Phoenix Crossing Land Sale, $401 from the sale of approximately 6 acres of undeveloped land in Phoenix Crossing and $104 for the recognition of revenue from the sale of approximately 90 acres of undeveloped land (the "2013 Phoenix Crossing Land Sale") in Phoenix Crossing that closed in fiscal 2013 and was accounted for under the percentage of completion method. As of May 31, 2017, Griffin had substantially completed the offsite improvements required under the terms of the 2013 Phoenix Crossing Land Sale. Accordingly, all remaining deferred revenue from the 2013 Phoenix Crossing Land Sale was recognized in the three months ended May 31, 2017. Revenue from property sales in the three months and six months ended May 31, 2016 reflected only an adjustment of ($278) related to the 2013

Phoenix Crossing Land Sale that resulted from an increase in the total estimated costs of the required offsite improvements attributed to the 2013 Phoenix Crossing Land Sale.

(3) Interest expense is primarily for mortgages on Griffin’s rental properties.